Exhibit 99.1

Monarch Bank Receives Preliminary Approval for $14.7 Million Investment under

U.S. Treasury’s TARP Program

CHESAPEAKE, VA—(PRNewswire)—December 04, 2008—Monarch Financial Holdings, Inc., parent of Monarch Bank, (NASDAQ:MNRK) today announced it received preliminary approval for a $14.7 million investment from the U.S. Treasury Department under the TARP Capital Purchase Program.

The TARP Capital Purchase Program is a voluntary program designed to provide capital for healthy banks to improve the flow of funds from banks to their customers. William F. Rountree, Jr. stated “This capital will allow us to make credit available to our clients and to our community. This capital injection program will make Monarch an even stronger bank, further strengthen our balance sheet and liquidity, and allow us to do our part in improving the current financial situation in our local economy.”

The preferred stock to be issued by the Company under the TARP Capital Purchase Program will carry a 5% dividend for each of the first 5 years of the investment, and 9% thereafter, unless the shares are redeemed by Monarch. Additionally the Treasury will receive warrants on 268,575 shares of Monarch Financial Holdings, Inc. Common Stock with an exercise price of $8.21.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and three offices in Norfolk, Virginia. OBX Bank, a division of Monarch, operates one office in Kitty Hawk, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (www.monarchbank.com). Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions) and Monarch Capital, LLC (commercial mortgage brokerage). We offer investment services through our ownership in Infinex Financial Group (investments and asset management), and insurance services through our ownership in Bankers Insurance, LLC (full-service insurance agency). The shares of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could

4

differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com

Date:	December 4, 2008

5